Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated September 6, 2022

Registration No. 333-253260

MARRIOTT INTERNATIONAL, INC.

5.000% Series JJ Notes due 2027

PRICING TERM SHEET

Dated: September 6, 2022

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa3 / BBB

Security:	5.000% Series JJ Notes due 2027 (the “Series JJ Notes”)

Aggregate Principal Amount:	$1,000,000,000

Maturity Date:	October 15, 2027

Coupon:	5.000%

Interest Payment Dates:	April 15 and October 15, commencing on April 15, 2023

Interest Rate Adjustment:	The interest rate payable on the Series JJ Notes will be subject to adjustment based on certain rating events as described under the caption “Description of the Notes—Terms—Interest Rate Adjustment of the Notes Based on Certain Rating Events” in the Preliminary Prospectus Supplement dated September 6, 2022.

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	99.128% of the principal amount

Benchmark Treasury:	3.125% due August 31, 2027

Benchmark Treasury Price / Yield:	98-17+ / 3.445%

Spread to Benchmark Treasury:	+175 basis points

Yield to Maturity:	5.195%

Optional Redemption Provisions:

Prior to September 15, 2027 (one month prior to their maturity date) (the “Par Call Date”), the Company may redeem the Series JJ Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Series JJ Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated September 6, 2022.

Trade Date:	September 6, 2022

Expected Settlement Date:	September 8, 2022 (T+2)

CUSIP / ISIN:	571903 BJ1 / US571903BJ14

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Wells Fargo Securities, LLC

BofA Securities, Inc.

Fifth Third Securities, Inc.

Scotia Capital (USA) Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

U.S. Bancorp Investments, Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Truist Securities, Inc.

Senior Co-Managers:

Siebert Williams Shank & Co., LLC

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Loop Capital Markets LLC

PNC Capital Markets LLC

TD Securities (USA) LLC

UniCredit Capital Markets LLC

Santander Investment Securities Inc.

Standard Chartered Bank

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751, BofA Securities, Inc. at 1-800-294-1322, Fifth Third Securities, Inc. at 1-866-531-5353 or Scotia Capital (USA) Inc. at 1-800-372-3930.